Press Release dated November 3, 2006	Exhibit 99.1

November 3, 2006

Contact: Curtis A. Sampson

Paul N. Hanson

Telephone — (320) 848-6611

FOR IMMEDIATE RELEASE

Hector Communications Corporation Announces Completion of Merger Transaction

(Hector, Minnesota) — November 3, 2006 — Hector Communications Corporation (AMEX: HCT) today announced the completion of the cash out merger transaction by which it has been acquired by Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc. (OTCBB:NULM.BB), three independent local exchange carriers operating in Minnesota.  Pursuant to the merger, shareholders of Hector Communications Corporation immediately prior the effectiveness of the merger are entitled to receive $36.40 per share in cash. Wells Fargo Bank, N.A. will mail registered shareholders with instructions on tendering their shares in approximately three business days.

Hector Communications Corporation is a telecommunications holding company which through its subsidiaries provides telecommunications services in rural communities in Minnesota, Wisconsin and North Dakota. At September 30, 2006, the Company served approximately 29,400 telephone access lines, 8,000 cable television subscribers and 11,300 internet customers, as well as having minority ownership interests in many other telecommunications companies.